Exhibit 99.1

Press Release Source: Biotel Inc.

Biotel Reports Proposal to Acquire Company.

Wednesday April 11, 6:42 pm ET

MINNEAPOLIS, April 11 -- Biotel Inc. (OTC Bulletin Board: BTEL) today announced that it has received a proposal from Arrhythmia Research Technology Inc. (Amex: HRT) to acquire all of Biotel's outstanding shares through a conversion, at each Biotel shareholder's election, of one share of Biotel common stock into (i) $4.00 in cash or (ii) 0.154 shares of HRT common stock. The election is subject to a limitation that no more than 50% of Biotel's shares convert into cash consideration. The closing price for HRT's common stock on April 11, 2007 was $24.63. HRT indicated that the transaction was conditioned on negotiation and execution of a definitive merger agreement and reaching satisfactory employment agreements with Biotel personnel HRT deemed key to the combined operations.

A special meeting of the Biotel Board of Directors is being called to consider the proposal. The date for the meeting has not yet been established, but it will be held prior to the expiration date for the proposal which HRT indicated was 5:00 p.m. on April 24, 2007. The Biotel Board's decision will be publicly announced after the meeting.